UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:	July 25, 2012
(Date of earliest event reported):	July 23, 2012

Commission File No. 1-14588

CODORUS VALLEY BANCORP, INC.
(Exact name of Registrant as specified in its Charter)

Pennsylvania	23-2428543
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
105 Leader Heights Road P.O. Box 2887 York, Pennsylvania	17405-2887
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 717-747-1519

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 - Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 23, 2012, Codorus Valley announced the hiring of Michael F. Allen as Vice President and Chief Operating Officer of Codorus Valley and Executive Vice President and Chief Operating Officer of PeoplesBank, A Codorus Valley Company, Codorus Valley’s wholly-owned subsidiary (the “Bank”).  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.  Simultaneously, Harry R. Swift retired from the Chief Operating Officer position, continuing as Vice President, General Counsel and Secretary of Codorus Valley.

Mr. Allen, 50, comes to Codorus Valley from Kish Bank, where he served as Executive Vice President and Chief Credit Officer from 2010 to the present.  From 2007 to 2010, Mr. Allen was the Executive Vice President and Regional Market Manager of Kish Bank.  Prior to working for Kish Bank, Mr. Allen was the Executive Vice President and Head of Banking for Mercantile County Bank from 2004 to 2007.

In connection with his employment, Mr. Allen and the Bank, entered into an employment agreement (the “Agreement”) pursuant to which Mr. Allen will serve as Executive Vice President and Chief Operating Officer of the Bank (and the Vice President and Chief Operating Officer of Codorus Valley) at an initial annual salary of $180,000 per year.  The Agreement has a term of two years and will automatically extend for successive, additional one year terms unless either the Bank or Mr. Allen gives notice of non-renewal by April 1st of the year in which the Agreement is then scheduled to expire.  The Agreement provides Mr. Allen with four weeks of vacation each year, use of a car, reimbursement of membership dues to certain local clubs and the right to participate in the Bank’s employee benefit plans and programs.

The Bank can terminate Mr. Allen’s employment for cause, in which case Mr. Allen is entitled to receive his salary and benefits through the date of termination.  Events which permit termination for cause include, among other things, conviction or no contest plea with respect to certain types of crimes, failure to follow instructions of the President and CEO or to perform his duties, dishonesty or negligence, conduct bringing public discredit to the bank, breach of fiduciary duty involving personal profit, material violation of Bank policy, and violation of laws governing banks.

If Mr. Allen becomes disabled and becomes eligible for disability or workers compensation benefits, his base salary will be reduced by the amount of such benefits received.  The Agreement will automatically terminate upon Mr. Allen’s death.

Mr. Allen can also terminate his employment for “good reason”, including, but not limited to,  a reduction in his title, responsibilities, authority or salary, reassignment to a location more than 50 miles from his current office, removal from office other than for cause, reduction of benefits which is not applicable to all other similarly situated executive officers, delivery by the Bank of a notice of non-renewal or any material breach of the Agreement by the Bank.

If Mr. Allen terminates his employment for good reason, or if his employment is terminated by the Bank without cause, he is entitled to receive the greater of the amount of his base salary or the remainder of his base salary for the remaining term of the Agreement, payable in equal monthly installments over the term of which the Executive is being paid.  Mr. Allen would also continue to receive employee benefits for a one year period following such termination.

Following a change of control, if Mr. Allen’s employment is involuntarily terminated other than for cause or if he terminates his employment for good reason within two years of the date of the change of control, he will receive a lump sum payment equal to two times the sum of (i) his then current base salary and (ii) the highest bonus paid to him in the prior three calendar years.  In addition, he will be entitled to continue participation in the Bank’s employee benefit plans for a period of two years; provided that, if the Executive’s participation in any health, medical, life insurance or disability plan is barred, the Bank will pay for an individual plan with substantially equivalent coverage.

A change of control means:

*  a change in ownership of Codorus Valley or the Bank such that any person or group of persons acquires stock that causes such person or group to own more than 50% of the total fair market value or total voting power of the stock of Codorus Valley or the Bank;

*  a change in the effective control of Codorus Valley or the Bank such that any person or group acquires during any 12 month period stock of Codorus Valley or the Bank possession 35% or more of the total voting power of the stock of Codorus Valley or the Bank or a majority of the membership of the Codorus Valley board is replaced in any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the board prior to the date of the appointment or election; or

*  a change in the ownership of a substantial portion of the assets of Codorus Valley or the Bank during any 12 month period such that any person or group acquires assets from Codorus Valley or the Bank with a total gross fair market value of at least 40% of all of the assets of Codorus Valley or the Bank immediately prior to the acquisition.

Under the Agreement, Mr. Allen is also subject to confidentiality obligations during and following termination of his employment.  In addition, Mr. Allen agreed that, during his employment by the Bank and for a period of two years after his employment terminates (unless it terminates in connection with a change of control), he will not contact or solicit or engage in business with or otherwise provide services to,  the Bank’s customers, vendors, suppliers and referral sources, nor will he recruit or encourage any Bank employees to terminate their relationship with the Bank or seek employment with another entity.  He also agreed that, during his employment and for a period of one year after his employment terminates (unless it terminates in connection with a change of control), he will not compete with Codorus Valley or the Bank or provide assistance to any person engaged in banking, lending financial services or insurance, in each case within a fifty mile radius of any branch banking office of the Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 25, 2012	CODORUS VALLEY BANCORP, INC. By: /s/ Larry J. Miller Larry J. Miller, President and CEO

Exhibits

99.1                      Press Release, dated July 23, 2012